Exhibit 1

News Release


GPU Energy
2800 Pottsville Pike
Post Office Box 16001
Reading, PA  19640-0001
Tel 610-929-3601






Date:                         June 4, 1998

Further Information:  Ray E. Dotter     717-720-5310        Pager:  888-584-3971

For Release:                  Immediate

Release Number:       59-98




GPU ENERGY EXPECTS TO CHALLENGE PaPUC DECISION
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Reading, PA - GPU Chairman and Chief Executive Officer Fred D. Hafer said he was astounded  at  the  action  taken  today  by  the  Pennsylvania  Public  Utility
Commission which reduces transmission and distribution rates and offers no mechanism for ensuring non-utility generation cost recovery.

"The Commission has taken the Competition Act, which was designed to introduce competition to electricity generation, and turned it into a vehicle for rate reduction by confiscating the property of GPU Energy and its shareholders in violation of their legal and constitutional rights," said Hafer. "If the PaPUC final order on our restructuring cases follows the results of today's preliminary action, GPU Energy will vigorously pursue all available remedies to challenge the ruling."

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GPU ENERGY EXPECTS TO CHALLENGE PaPUC DECISION
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The  company  said that,  in order to  continue  to be able to provide  reliable service to its customers, it must have the opportunity to recover prudently incurred transmission and distribution costs as well as non-utility generation costs.

"The PaPUC's approach also violates the Pennsylvania  Competition  Act,"
said Hafer. "Apparently, no recognition was given to our historically low rates, our need to recover our substantial non-utility generation costs under government-mandated contracts and our need to maintain transmission and distribution rates at adequate levels."

"The Commission failed to provide a mechanism to ensure recovery of the full amount of the company's stranded costs related to non-utility generation, while conceding our legal right to recovery of the actual amount of these costs."

"We cannot accept today's Commission action. It is very disheartening to take a leadership role in bringing competition to our industry and choice to our customers and to be treated in this manner," said Hafer. "It would be unfortunate if the Commission's action today had the effect of delaying the benefits of customer choice that the state has correctly sought to create. This is not a good day for our customers, shareholders, vendors and employees or for the Commonwealth of Pennsylvania."

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